Filed Pursuant to Rule 424(b)(3)
File No. 333-118426

PROSPECTUS SUPPLEMENT NO. 6
(To Prospectus Dated April 29, 2005)

Hana Biosciences, Inc.

7,587,292 Shares
Common Stock

The information contained in this prospectus supplement amends and updates our prospectus dated April 29, 2005, as supplement by Prospectus Supplement No. 1 dated May 2, 2005, Prospectus Supplement No. 2 dated May 16, 2005, Prospectus Supplement No. 3 dated July 27, 2005, Prospectus Supplement No. 4 dated August 15, 2005 and Prospectus Supplement No. 5 dated November 14, 2005 (collectively, the “Prospectus”), and should be read in conjunction therewith. Please keep this Prospectus Supplement with your Prospectus for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Transfer of Shares by Selling Stockholder

On or about December 20, 2005, Howard Gittis, who is identified in the Prospectus as a selling stockholder with respect to 59,372 shares of our common stock covered thereby, transferred all of such shares to the Gittis Family Foundation. Accordingly, the Prospectus is hereby amended to replace Mr. Gittis with the Gittis Family Foundation as a selling stockholder with respect to all 59,372 shares. The Gittis Family Foundation does not beneficially own any other shares of our common stock.

The date of this Prospectus Supplement is January 6, 2006